Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Patria Investments Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Class A Common Share	Class A Common Shares, par value US $0.0001 per share	Rule 457(c) and Rule 457(h)	201,000	$15.04	$3,023,040	0.00014760	$446.20
Total Offering Amounts					$3,023,040		$446.20
Total Fee Offsets (4)							-
Net Fee Due							$446.20

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 201,000 Class A common shares, par value US $0.0001 per share (“Class A Common Shares”) of Patria Investments Limited (the “Company” or “Registrant”) (i) authorized for issuance under the Patria Investments Limited Bonus Share Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Class A Common Shares that may become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a Class A Common Share on the NASDAQ capital market on February 23, 2024.

(3)	Rounded up to the nearest penny in U.S. dollars.

(4)	There are no fee offsets